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                           TRIDENT SECURITIES, INC.

                        4601 SIX FORKS ROAD, SUITE 400
                        RALEIGH, NORTH CAROLINA  27609
                           TELEPHONE (919) 781-8900
                           FACSIMILE (919) 787-1670

                                 MAY 16, 1997


Board of Directors
Equality Savings and Loan Association, FA
4131 South Grand Blvd.
St. Louis, Missouri  63118


RE:   Conversion Stock Marketing Services


Gentlemen:

This letter sets forth the terms of the proposed engagement between Trident Securities, Inc. ("Trident") and Equality Savings and Loan Association, FA, St. Louis, Missouri (the "Association") concerning our investment banking services in connection with the Association's second-step mutual-to-stock conversion. The conversion will involve (i) the organization of Equality Bancorp, Inc. ("EBI") as a unitary savings and loan holding company under the Home Owners' Loan Act, which company will be chartered under the laws of Delaware and will become the new stock-based holding company for the Association upon completion of the conversion, (ii) the elimination of First Missouri Financial, M.H.C., the Association's mutual holding company, (iii) the conversion of each of the issued and outstanding shares of common stock of the Association (other than shares of common stock owned by First Missouri Financial, M.H.C.) into a right to receive a number of shares of common stock of EBI pursuant to an exchange ratio that ensures that after the conversion the minority stockholders will own the same aggregate percentage of EBI's common stock as they currently own of the Association's common stock, and (iv) the offer and sale by EBI of additional shares of its common stock in a subscription and community offering according to certain preference categories provided for in regulations of the Office of Thrift Supervision (the "OTS").

Trident is prepared to assist the Association and EBI in connection with the offering of EBI's shares of common stock during the subscription offering and community offering as such terms are defined in the Association's Plan of Conversion and Agreement and Plan of Reorganization. The specific terms of the services contemplated hereunder shall be set forth in a definitive sales agency agreement (the "Agreement") between Trident and the Association to be executed on the date the offering circular/prospectus is declared effective by the appropriate regulatory authorities. The price of the shares during the subscription offering and community offering will be the price established by EBI's Board of Directors, based upon an independent appraisal as approved by the appropriate regulatory authorities.

In connection with the subscription offering and community offering, Trident will act as financial advisor and exercise its best efforts to assist the Association and EBI in the sale of EBI's common stock during the subscription offering and community offering. Trident will use its best efforts to accomplish a distribution of the shares of EBI common stock which is consistent with the goals of the Association and EBI and the policies of the OTS. Services which will be provided, at the request of management, include but are not limited to those services outlined in Attachment I. All activities of Trident will be performed in compliance with applicable federal and state laws and regulatory requirements. Additionally, Trident may enter into agreements with other National


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TRIDENT SECURITIES, INC.

Board of Directors
May 16, 1997
Page 2

Association of Securities Dealers, Inc., ("NASD") member firms to act as selected dealers, assisting in the sale of the common stock. Trident and the Association will determine the selected dealers to assist the Association during the community offering. At the appropriate time, Trident in conjunction with its counsel, will conduct an examination of the relevant documents and records of the Association as Trident deems necessary and appropriate. To facilitate this process, the Association will make all documents, records and other information deemed necessary by Trident or its counsel available to them upon request.

For its services hereunder, Trident will receive the following compensation and reimbursement from the Association:

     1.   A management fee in the amount of $90,000.

     2. For stock sold by other NASD member firms under selected dealer's agreements, the commission shall not exceed a fee to be agreed upon jointly by Trident and the Association to reflect market requirements at the time of the stock allocation in a Syndicated Community Offering.

     3. The foregoing fees and commissions are to be payable to Trident at closing as defined in the Agreement to be entered into between the Association and Trident.

     4. Trident shall be reimbursed for reasonable allocable expenses incurred by them, including legal fees, whether or not the Agreement is consummated. Trident's out-of-pocket expenses shall not exceed $7,500 and its legal fees shall not exceed $22,500. The Association shall forward to Trident a check in the amount of $7,500 as an advance payment to defray the allocable expenses of Trident.

It further is understood that the Association will pay all other expenses of the conversion including but not limited to its attorneys' fees, NASD filing fees, and filing and registration fees and fees of either Trident's attorneys or its attorneys relating to any required state securities law filings, telephone charges, air freight, rental equipment, supplies, transfer agent charges, fees relating to auditing and accounting and costs of printing all documents necessary in connection with the foregoing.

For purposes of Trident's obligation to file certain documents and to make certain representations to the NASD in connection with the conversion, the Association warrants that: (a) the Association has not privately placed any securities within the last 18 months; (b) there have been no material dealings within the last 12 months between the Association and any NASD member or any person related to or associated with any such member; (c) none of the officers or directors of the Association has any affiliation with the NASD; (d) except as contemplated by this engagement letter with Trident, the Association has no financial or management consulting contracts outstanding with any other person;
(e) the Association has not granted Trident a right of first refusal with respect to the underwriting of any future offering of the Association stock; and
(f) there has been no intermediary between Trident and the Association in connection with the public offering of the Association's shares, and no person is being compensated in any manner for providing such service.









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TRIDENT SECURITIES, INC.


Board of Directors
May 16, 1997
Page 3


The Association agrees to indemnify and hold harmless Trident and each person, if any, who controls the firm against all losses, claims, damages or liabilities, joint or several and all legal or other expenses reasonably incurred by them in connection with the investigation or defense thereof (collectively, "Losses"), to which they may become subject under the securities laws or under the common law, that arise out of or are based upon the conversion or the engagement hereunder of Trident, but only if Trident has acted grossly negligent or in bad faith. If the foregoing indemnification is unavailable for any reason, the Association agrees to contribute to such Losses in the proportion that its financial interest in the conversion bears to that of the indemnified parties. If the Agreement is entered into with respect to the common stock to be issued in the conversion, the Agreement shall provide for indemnification, which shall be in addition to any rights that Trident or any other indemnified party may have at common law or otherwise. The indemnification provision of this paragraph shall be superseded by the indemnification provisions of the Agreement entered into by the Association and Trident.

Trident acknowledges that certain information obtained by it during the course of its due diligence examination of the Association and EBI may be confidential. Trident will maintain the confidentiality of such information consistent with its traditional practices and will disclose such information only as needed to fulfill its obligations hereunder or as required by law. It is further agreed by Trident that account/customer data shall be strictly safeguarded and not used, made available to, or otherwise employed by Trident, any related or controlling entity, or by any of their respective employees or agents, except as necessary in connection with the conversion and conversion-related services contemplated hereunder, including acting as a market maker in EBI common stock following the conversion.

This letter is merely a statement of intent and is not a binding legal agreement except as to paragraph (4) above with regard to the obligation to reimburse Trident for allocable expenses to be incurred prior to the execution of the Agreement, the immediately preceding paragraph regarding confidentiality and the indemnity described in the paragraph preceding the confidentiality paragraph. While Trident and the Association agree in principle to the contents hereof and propose to proceed promptly, and in good faith, to work out the arrangements with respect to the proposed offering, any legal obligations between Trident and the Association shall be only as set forth in a duly executed Agreement. Such Agreement shall be in form and content satisfactory to Trident and the Association, as well as their counsel, and Trident's obligations thereunder shall be subject to, among other things, there being in Trident's opinion no material adverse change in the condition or obligations of the Association or no market conditions which might render the sale of the shares by EBI hereby contemplated inadvisable.

















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TRIDENT SECURITIES, INC.

     Board of Directors
     May 16, 1997
     Page 4

     Please acknowledge your agreement to the foregoing by signing below and returnng to Trident one copy of this letter along with the advance payment of $7,500. This proposal is open for your acceptance for a period of thirty
     (30) days from the date hereof.

                                               Yours very truly,

                                               TRIDENT SECURITIES, INC.

                                               By: /s/ R. Lee Burrows, Jr.
                                                 -------------------------
                                                   R. Lee Burrows, Jr.
                                                   Managing Director

     Agreed and accepted to this 19th day
     of May, 1997

     EQUALITY SAVINGS AND LOAN ASSOCIATION, FA

     By: /s/ Richard C. Fellhauer
       -----------------------------
         Richard C. Fellhauer
         Chairman, President and CEO